Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Form S-1 of our audit report dated January 6, 2014 relative to the financial statements of Eye on South Florida, Inc. as of August 31, 2013 and for the period from inception through August 31, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ DKM Certified Public Accountants

DKM Certified Public Accountants

Clearwater, Florida

March 4, 2014